EXHIBIT 99.2

MEGGITT-USA, INC. COMPLETES ACQUISITION OF K&F INDUSTRIES

WHITE PLAINS, NY - June 22, 2007 -K&F Industries Holdings, Inc. (“K&F”) (NYSE: KFI) today announced that Meggitt-USA, Inc. (“Meggitt”), a wholly-owned United States subsidiary of Meggitt PLC, has completed the acquisition of K&F for a total purchase price of approximately $1.8 billion, inclusive of retained or retired debt.

“Our merger with Meggitt is a great opportunity for our stockholders, our employees and the future of K&F,” said Kenneth M. Schwartz, president and CEO of K&F. “Our management team and employees have, through exemplary execution, consistently enhanced value for our stockholders. As a wholly-owned subsidiary of Meggitt, K&F is now a critical component of an exceptionally strong global competitor in the aerospace and defense industry, and we look forward to making a significant contribution to the growth of the combined organization. On behalf of K&F’s management and Board of Directors, I want to thank our stockholders and hard-working employees for their support throughout this process.”

Under the terms of the agreement, K&F stockholders will receive $27.00 per share in cash. Letters of transmittal allowing K&F stockholders of record to deliver their shares to the paying agent in exchange for payment of the merger consideration will be distributed shortly after the closing. Stockholders who hold shares through a bank or broker will not have to take any action to have their shares converted into cash as such conversions will be handled by the bank or broker.

With the closing of the transaction, trading in K&F common stock will be halted at the close of business today.

Goldman, Sachs & Co. acted as financial advisor to K&F and Gibson, Dunn & Crutcher LLP acted as legal advisor to K&F. NM Rothschild & Sons acted as financial advisor to Meggitt, Merrill Lynch International acted as broker and Kaye Scholer LLP and Clifford Chance LLP acted as legal advisors.

About K&F Industries Holdings, Inc.

K&F Industries Holdings, Inc. is a worldwide leader in the manufacture of braking equipment for commercial transport, general aviation and military aircraft through its Aircraft Braking Systems Corporation subsidiary. K&F manufactures a wide range of braking equipment including antiskid, auto brake, brake by wire systems, and brake temperature monitoring systems as well as main and nose wheels, carbon and steel brakes, and ancillary equipment. Its products are installed on approximately 25,000 aircraft worldwide. In addition, K&F operates Engineered Fabrics Corporation, a leading producer of aircraft fuel tanks, de-icing equipment and specialty coated fabrics used for storage, shipping, environmental and rescue applications for the commercial and military markets.

About Meggitt PLC

Meggitt PLC, headquartered in the United Kingdom, is an international aerospace and defense group employing some 6,400 people specializing in aerospace equipment, sensing and defense systems. Its capabilities include wheels, brakes and anti-skid systems, thermal management, fluid control, fire, overheat and smoke detection, polymers and composite solutions (aerospace equipment), condition monitoring systems, high performance sensors and avionics (sensing systems) and training and combat support systems (defense systems). Its consistent record of strong financial performance comes from businesses balanced across market segments; strong intellectual property linked to stable, growing aftermarkets; organic growth reinforced by acquisitions; and investment in people, facilities, operations and strategy-led technology development.

About Aurora Capital Group

Aurora is a Los Angeles-based private equity firm with approximately $2.0 billion of assets under management, focusing on control investments in middle-market manufacturing/industrial and selected service-oriented businesses. Aurora has been a principal stockholder of K&F since partnering with management to acquire K&F in November 2004.